Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports First Quarter Financial Results and

Positive Clinical Progress in Multiple Programs

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, DE – April 30, 2008 – Incyte Corporation (Nasdaq:INCY) today reported first quarter 2008 financial results and reviewed recent clinical accomplishments in multiple programs.

Paul Friedman, M.D., Incyte’s President and CEO stated, “Our lead JAK inhibitor compound, INCB18424, which has already generated impressive proof-of-concept clinical results in myelofibrosis, rheumatoid arthritis and psoriasis and may also be of value in other oncological and inflammatory conditions, continued to make solid progress throughout the first quarter.  As I’ve stated previously, the JAK inhibitor program is now our highest priority.”

Below is a summary of recent clinical activities and accomplishments:

JAK Inhibitor Program

INCB18424: Myelofibrosis

•                  Confirmed that results from the Phase I/II trial will be the subject of an oral presentation by the principal investigator at the American Society of Clinical Oncology meeting on June 2, 2008 and the European Hematology Association (EHA) meeting on June 14, 2008

•                  Conducted a successful first meeting with the FDA in which we reached agreement on the type of endpoints that will support approval in this indication and confirmed that we will not be required to demonstrate improved survival or normalization of cell counts in the blood or bone marrow

•                  Expanded the ongoing Phase I/II trial which now includes over 60 patients with additional enrollment expected which will allow us to further refine the dosing regimen and assess a number of potential endpoints to use in the registration trials

INCB18424: Other Oncology Indications

•                  Initiated two Phase IIa trials, one in multiple myeloma patients and a second in hormone-refractory prostate cancer patients

•                  Confirmed that our abstract describing the preclinical effects of Incyte JAK inhibitors in multiple myeloma was accepted for oral presentation at EHA on June 15, 2008

INCB18424: Rheumatoid Arthritis

•                  Completed the first cohort of patients in a 28-day placebo-controlled dose-escalation Phase IIa trial, in which 12 patients received 15 mg BID of INCB18424 and 4 received placebo

•                  Initiated three additional cohorts to evaluate two twice-daily doses and one once-daily dose

•                  Confirmed that results from the first cohort will be presented at the European League Against Rheumatism meeting on June 12, 2008

INCB18424: Psoriasis (topical formulation)

•                  Completed the 28-day Phase IIa trial in mild-to-moderate psoriasis patients in which the compound was extremely well tolerated and provided comparable efficacy to the potent topical steroid, Diprolene®

•                  Completed the first cohort in the 28-day sub-total inunction safety study in which the compound continued to show impressive efficacy and tolerability

•                  Submitted results from the 28-day Phase IIa trial to the European Academy of Dermatology and Venereology meeting for presentation in September 2008

11beta-HSD1 Inhibitor Program

INCB13739: Type 2 Diabetes

•                  Confirmed that results from the 28-day Phase IIa trial will be presented by the principal investigator at the American Diabetes Association meeting on June 9, 2008

•                  Finalized the protocol for the three-month Phase IIb trial which is scheduled to initiate in May 2008

INCB20817: Type 2 Diabetes

•                  Initiated Phase I trials

HM74a Agonist Program

INCB19602: Type 2 Diabetes

•                  Completed Phase I trials in which the compound was well tolerated, lowered free fatty acids without rebound and did not produce the flushing seen with niacin and its derivatives

•                  Results from the Phase I trials support the initiation of a 28-day Phase IIa trial in type 2 diabetics that is expected to provide top-line proof-of-concept data later this year or early next year

Sheddase Inhibitor Program

INCB7839: Breast Cancer

•                  Initiated a Phase II trial in combination with Herceptin®  with results expected later this year

CCR5 Antagonist Program

•                  Announced that we would not advance the lead compound, INCB9471, into Phase IIb trials in treatment-experienced HIV patients and that we are seeking to out-license the program in order to focus on our higher priority programs

Financial Results

2008 Financial Guidance Update

We are revising our 2008 cash use, research and development expense, and interest income guidance as follows:

•                  Cash use: from $128 to $138 million to $132 to $142 million

•                  Research and development expense: from $138 to $145 million to $140 to $148 million

•                  Interest income: from $8 to $10 million to $5 to $7 million

These changes in financial guidance are due primarily to:

•                  Increased clinical development expenses associated with the ongoing myelofibrosis Phase I/II study with INCB18424 in preparation for our registration studies which have been partially offset by the decision to not initiate the Phase IIb study with our CCR5 antagonist; and

•                  Decreased yields in our cash and marketable securities due to significant reductions in interest rates and a shift to treasury and government backed money market accounts from traditional money market accounts.

Cash Position

As of March 31, 2008, cash, short-term and long-term marketable securities totaled $219.2 million, compared to $257.3 million as of December 31, 2007. During the first quarter of 2008, the Company used $38.1 million in cash and marketable securities.

Revenues

Total revenues for the quarter ended March 31, 2008 were $1.3 million as compared to $7.4 million for the same period in 2007. The decrease was primarily the result of revenues recognized in 2007 under our collaborative research and license agreement with Pfizer.

Net Loss

The net loss for the quarter ended March 31, 2008 was $40.2 million, or $0.47 per share, as compared to $22.1 million, or $0.26 per share, for the same period in 2007. Included in the net loss for the quarter ended March 31, 2008 was $3.3 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.2 million for the same period in 2007.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2008 were $33.0 million as compared to $23.9 million for the same period last year. Included in research and development expenses for the quarter ended March 31, 2008 was $2.4 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $1.5 million for the same period in 2007. The increase in research and development expenses resulted from the growth and advancement of our clinical pipeline. We expect our research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Selling, general and administrative expenses for the quarter ended March 31, 2008 were $4.4 million as compared to $3.7 million for the same period last year. Included in the selling, general and administrative expenses for the quarter ended March 31, 2008 was $0.9 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $0.7 million for the same period in 2007.

Interest Income (Expense)

Interest income for the quarter ended March 31, 2008 was $2.1 million as compared to $4.1 million for the same period last year. Interest expense for the three months ended March 31, 2008 was $6.2 million as compared to $5.9 million for the comparable period last year. Included in interest expense for the three months ended March 31, 2008 and 2007 was a $2.1 million non-cash charge to amortize the original issue discount of the Company’s 3½% Convertible Senior Notes.

Conference Call Information

Incyte will hold its first quarter 2008 financial results conference call at 8:30 a.m. ET today, Wednesday, April 30, 2008. To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 281785.

If you are unable to participate, a replay of the conference call will be available for thirty days. The replay dial-in number for domestic callers is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the ID number 281785.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs. Incyte’s pipeline includes multiple compounds in Phase I and Phase II development for oncology, inflammation, diabetes and HIV. For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the potential value of our JAK inhibitor program in other oncological and inflammatory conditions, our plans to further refine the dosing regimen and assess a number of potential endpoints to use in the JAK inhibitor INCB18424 myelofibrosis registration trials, plans to initiate the INCB13739 three-month Phase IIb trial in type 2 diabetes in May 2008, plans to initiate a Phase IIa trial in type 2 diabetes for our HM74a agonist INCB19602 and our expectations that the Phase IIa trial will provide top-line proof-of-concept data later this year or early next year, and financial guidance about expected cash use, research and development expenses, and interest income, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, the uncertainty of the FDA approval process, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
Contract revenues	$587	$6,074
License and royalty revenues	720	1,348

Total revenues	1,307	7,422

Costs and expenses:
Research and development	32,955	23,906
Selling, general and administrative	4,354	3,692
Other expenses	123	107

Total costs and expenses	37,432	27,705

Loss from operations	(36,125)	(20,283)
Interest and other income, net	2,141	4,066
Interest expense	(6,173)	(5,930)

Net loss	$(40,157)	$(22,147)

Basic and diluted net loss per share	$(0.47)	$(0.26)

Shares used in computing basic and diluted net loss per share	84,602	83,985

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2008	December 31, 2007

Cash, cash equivalents, and short-term and long-term marketable securities	$219,152	$257,327
Total assets	237,011	275,695
Convertible senior notes	124,320	122,180
Convertible subordinated notes	264,577	264,376
Total stockholders’ deficit	(197,048)	(159,517)